Exhibit 99.(h)(1)(a)

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010*

As amended February 25, 2013

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, out of the assets of each Fund for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of each Fund’s average daily net assets. Each Fund will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Fund.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of each Fund.

Aggregate Fee as a
Fund Asset Level	Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.

Funds of the Trust

Aberdeen Global Equity Fund

Aberdeen China Opportunities Fund

Aberdeen Emerging Markets Fund

Aberdeen International Equity Fund

Aberdeen Equity Long-Short Fund

Aberdeen Global Natural Resources Fund

Aberdeen Diversified Income Fund

Aberdeen Dynamic Allocation Fund

Aberdeen Diversified Alternatives Fund

Aberdeen Small Cap Fund

Aberdeen Global Small Cap Fund

Aberdeen Asia Pacific (ex-Japan) Equity Fund

Aberdeen Global Fixed Income Fund

Aberdeen Asia Bond Fund

Aberdeen Tax-Free Income Fund

Aberdeen Core Fixed Income Fund

Aberdeen Global High Yield Bond Fund

Aberdeen Emerging Markets Debt Local Currency Fund

Aberdeen Ultra-Short Duration Bond Fund

Aberdeen Asia-Pacific Smaller Companies Fund

Aberdeen U.S. Equity Fund

Aberdeen U.S. High Yield Bond Fund

Aberdeen Emerging Markets Debt Fund

Aberdeen European Equity Fund

* As approved at the February 13, 2013 Board Meeting.

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/Jennifer Nichols
Name:	Jennifer Nichols
Title:	Director/Vice President